 Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2013 Financial Results

INCLINE VILLAGE, NV, August 8, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter and six months ended June 30, 2013.

Royalty revenues for the second quarter of 2013 increased 14 percent to $143.6 million from $125.9 million reported in the second quarter of 2012. For the first six months of 2013, royalty revenues increased 16 percent to $235.5 million from $203.2 million reported in the comparable period of 2012.

Royalty revenues for the second quarter of 2013 are based on first quarter 2013 product sales by PDL’s licensees. The royalty revenue growth year to date is driven by increased sales by PDL’s licensees in the fourth quarter of 2012 and first quarter of 2013 of Avastin®, Herceptin®, Lucentis®, Perjeta®, Kadcyla®, Tysabri®, and Actemra®. Net sales of Avastin, Herceptin, Lucentis, Xolair, Perjeta, and Kadcyla are subject to a tiered royalty rate except in the case when the product is ex-U.S. Manufactured and Sold, in which case it is subject to a flat three percent royalty rate.

General and administrative expenses for the second quarter of 2013 were $6.8 million, compared with $5.1 million in the same quarter of 2012. For the six months ended June 30, 2013, general and administrative expenses were $14.0 million compared to $12.1 million in the comparable period of 2012. The increase in expenses for both the quarter and six months ended June 30, 2013, was a result of increased legal expenses related to litigation.

Net income for the second quarter of 2013 was $93.7 million, or $0.62 per diluted share, as compared with net income of $73.5 million, or $0.52 per diluted share, in the same quarter of 2012. The increase in net income in the second quarter is primarily due to the 14 percent increase in royalty revenues, and the release of a tax liability of $5.7 million which reduced the effective tax rate for the quarter. Net income for the first six months of 2013 was $147.2 million, or $0.96 per diluted share, as compared with net income of $113.7 million, or $0.80 per diluted share, in the same period of 2012.

Net cash provided by operating activities in the first six months of 2013 was $163.9 million, compared with $122.8 million for the first six months of 2012. At June 30, 2013, PDL had cash, cash equivalents and investments of $258.9 million, compared with $148.7 million at December 31, 2012. The increase was primarily attributable to net cash provided by operating activities of $163.9 million and repayment of notes receivable of $15.6 million, offset in part by payment of dividends of $42.0 million and cash advanced on the issuance of notes receivable of $27.3 million.

Recent Developments

Significant Additions to the PDL Team

PDL announced the addition of two key members to the Company’s finance team—Peter Garcia as vice president and chief financial officer and David Montez as controller and chief accounting officer. Mr. Garcia spent his previous 16 years in various CFO positions for biotechnology companies. He joins PDL from BioTime, Inc. (NYSE MKT: BTX) where he served as CFO since 2011. Mr. Montez, who is a licensed certified public accountant, brings more than 13 years of experience overseeing accounting and financial functions and most recently served as director of finance at GlassPoint Solar, Inc.

PDL also announced the addition of an external advisor, Glenn Reicin, who was retained by PDL to assist the company in acquiring income generating assets.  He brings many years of experience in the medical device space, 15 years of which were spent as a ranked, medical device analyst at Morgan Stanley.

2013 Dividends

On January 30, 2013, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2013 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2013, the record dates for each of the dividend payments, respectively. On June 12, 2013, PDL paid the second quarterly dividend to stockholders of record totaling $21.0 million using earnings generated in the second quarter of 2013.

Revenue Guidance for 2013

As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Third quarter 2013 revenue guidance will be provided in September.

Conference Call Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, August 8, 2013.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 25578899. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 14, 2013, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 25578899

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013		2012
Revenues
Royalties	$143,617	$125,904	$235,464	#	$203,248
Total revenues	143,617	125,904	235,464		203,248
Operating Expenses
General and administrative expenses	6,783	5,145	13,969		12,090
Operating income	136,834	120,759	221,495		191,158
Non-operating expense, net
Interest and other income, net	4,963	428	8,801	#	518
Interest expense	(6,051)	(7,872)	(12,051)	#	(16,573)
Total non-operating expense, net	(1,088)	(7,444)	(3,250)		(16,055)
Income before income taxes	135,746	113,315	218,245		175,103
Income tax expense	42,004	39,813	71,032	#	61,417
Net income	$93,742	$73,502	$147,213		$113,686

Net income per share
Basic	$0.67	$0.53	$1.05	#	$0.81
Diluted	$0.62	$0.52	$0.96	#	$0.80

Shares used to compute income per basic share	139,825	139,683	139,821		139,681
Shares used to compute income per diluted share	152,224	142,213	152,784		142,890

Cash dividends declared per common share	$-	$-	$0.60		$0.60

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	June 30,	December 31,
	2013	2012
Cash, cash equivalents and investments	$258,850	$148,689
Total notes receivable	$110,633	$93,208
Total assets	$401,424	$279,966
Convertible notes payable	$315,320	$309,952
Total stockholders' deficit	$(1,261)	$(68,122)

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2013	2012
Net income	$147,213	$113,686
Adjustments to reconcile net income to net cash provided by operating activities	6,145	12,779
Changes in assets and liabilities	10,496	(3,672)
Net cash provided by operating activities	$163,854	$122,793

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2013	2012	2013	2012
Avastin
	% Ex-U.S. Sold	56%	54%	58%	55%
	% Ex-U.S.-based Manufactured and Sold	46%	20%	48%	23%
Herceptin
	% Ex-U.S. Sold	67%	69%	68%	70%
	% Ex-U.S.-based Manufactured and Sold	34%	41%	37%	38%
Kadcyla
	% Ex-U.S. Sold	0%	0%	0%	0%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Lucentis
	% Ex-U.S. Sold	64%	62%	66%	61%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Perjeta
	% Ex-U.S. Sold	11%	0%	9%	0%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
	% Ex-U.S. Sold	40%	38%	40%	39%
	% Ex-U.S.-based Manufactured and Sold	40%	38%	40%	39%